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                                           Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO. 1638 DATED 25 AUGUST 2006

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$11,400,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
 CURRENTLY TOTALING A$1,871,718,000.00 (A$1,320,518,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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1.   (i)  Issuer:                               Queensland Treasury Corporation

     (ii) Guarantor:                            The Treasurer on behalf of the Government of
                                                Queensland

2.   Benchmark line:                            2013
                                                (to be consolidated and form a single series with
                                                QTC 6% Global A$ Bonds due 14 August, 2013, ISIN
                                                US748305BD00)

3.   Specific Currency or Currencies:           AUD ("A$")

4.   (i)  Issue price:                          100.733%

     (ii) Dealers' fees and commissions paid    No fee or commission is payable in respect of the
          by Issuer:                            issue of the bond(s) described in this Pricing
                                                Supplement. Instead, QTC pays fees and commissions
                                                in accordance with the procedure described in the
                                                QTC Offshore and Onshore
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                                                Fixed Interest Distribution Group Operational
                                                Guidelines.

5.   Specified Denominations:                   A$1,000

6.   (i)  Issue Date:                           28 August 2006

     (ii) Record Date.                          6 February/6 August. Security will be ex-interest on
                                                and from 7 February/7 August.

     (iii)Interest Payment Dates:               14 February/14 August

7.   Maturity Date:                             14 August 2013

8.   Interest Basis:                            6 per cent Fixed Rate

9.   Redemption/Payment Basis:                  Redemption at par

10.  Change of Interest Basis or Redemption/    Not Applicable
     Payment Basis:

11.  (i)  Status of the Bonds:                  Senior and rank pari passu with other senior,
                                                unsecured debt obligations of QTC

     (ii) Status of the Guarantee:              Senior and ranks pari passu with all its other
                                                unsecured obligations

12.  Method of distribution:                    Non-syndicated

                          PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.  Fixed Rate Note Provisions
     Applicable

     (i)  Rate(s) of Interest:                  6 percent per annum payable semi-annually in arrears

     (ii) Interest Payment Date(s):             14 February and 14 August in each year up to and
                                                including the Maturity Date

     (iii)Fixed Coupon Amount(s):               A$30 per A$1,000 in nominal amount

     (iv) Determination Date(s):                Not Applicable

     (v)  Other terms relating to the method    None
          of calculating interest for Fixed
          Rate Bonds:

                                  PROVISIONS RELATING TO REDEMPTION
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14.  Final Redemption Amount:                   A$1,000 per bond of A$1,000 Specified Denomination

15.  Early Redemption Amount(s) payable on      Not Applicable
     redemption for taxation reasons or on
     event of default and/or the method of
     calculating the same:

                             GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.  Form of Bonds:                             Permanent Global Note not exchangeable for
                                                Definitive Bonds

17.  Additional Financial Centre(s) or other    Not Applicable
     special provisions relating to Payment
     Dates:

18.  Talons for future Coupons or Receipts to   No
     be attached to Definitive Bonds (and
     dates on which such Talons mature):

19.  Other terms or special conditions:         Not Applicable

                                            DISTRIBUTION

20.  (i)  If syndicated, names and addresses    Not Applicable
          of Managers and underwriting
          commitments:

     (ii) Date of Dealer Agreement:             25 August 2006  (the "Trade Date")

     (iii)Stabilizing Manager(s) (if any):      Not Applicable

21.  If non-syndicated, name and address of     National Australia Bank Ltd
     relevant Dealer:                           255 George Street
                                                Sydney NSW 2000

22.  Whether TEFRA D or TEFRA C rules           TEFRA Not Applicable
     applicable or  TEFRA rules not
     applicable:

23.  Additional selling restrictions:           Not Applicable
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LISTING APPLICATION

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This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

                           PART B - OTHER INFORMATION

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1.   LISTING

(i)  Listing:                                   Bourse de Luxembourg.

(ii) Admission to trading:                      Application has been made for the bonds to be
                                                admitted to trading on the regulated market of the
                                                Bourse de Luxembourg with effect from the Issue
                                                Date.

2.   RATINGS

     Ratings:                                   The bonds to be issued have been rated:

                                                S&P:       AAA
                                                Moody's:   Aaa

                                                An obligation rated 'AAA' by S&P has the highest
                                                credit rating assigned by Standard & Poor's. The
                                                obligor's capacity to meet its financial commitment
                                                on the obligation is extremely strong.

                                                Obligations rated Aaa by Moody's are judged to be of
                                                the highest quality with minimal credit risk.

                                                A credit rating is not a recommendation to buy, sell
                                                or hold securities and may be revised or withdrawn
                                                by the rating agency at any time. Each rating should
                                                be evaluated independently of any other rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL
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     EXPENSES

(i)  Reasons for the Offer:                     See "Use of Proceeds" section in the prospectus
                                                supplement.

(ii) Estimated net proceeds:                    Not Applicable.

(iii) Estimated total expenses:                 Not Applicable.

5.   YIELD

     Indication of yield:                       5.91%

                                                Calculated as 7 basis points less than the yield on
                                                the equivalent A$ Domestic Bond issued by the Issuer
                                                under its Domestic A$ Bond Facility on the Trade
                                                Date.

                                                The yield is calculated on the Trade Date on the
                                                basis of the Issue Price. It is not an indication of
                                                future yield.

6.   OPERATIONAL INFORMATION

(i)  ISIN Code:                                 US748305BD00

(ii) Common Code:                               014569359

(iii) CUSIP Code:                               748305BD0

(iv) Any clearing system(s) other than          Not Applicable
     Depositary Trust Company, Euroclear Bank
     S.A./N.V. and Clearstream Banking,
     societe anonyme and the relevant
     identification number(s):

(v)  Delivery:                                  Delivery free of payment

(vi) Names and addresses of additional Paying   Not Applicable
     Agent(s) (if any):
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